Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 filed on May 8, 2013 pertaining to the Amended and Restated 2007 Equity Incentive Plan of Och-Ziff Capital Management Group LLC of our reports dated February 28, 2013, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Och-Ziff Capital Management Group LLC included in the Annual Report (Form 10-K) for the year ended December 31, 2012 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

May 8, 2013